EXHIBIT 99.1

Sunway Global Inc. Announced Strong Third Quarter Financial Results
Tuesday November 18, 12:01 pm ET

- Third Quarter Revenue Increased 48.2% to $6.0 Million

- Third Quarter Gross Profit Rose 41.8% to $4.2 Million

- Operating Income Grew 45.1% to $3.2 Million

- $16.3 Million in Cash and Cash Equivalent on September 30, 2008

DAQING, China, Nov. 18 /PRNewswire-FirstCall/ -- Sunway Global Inc. (OTC Bulletin Board: SUWG - News; "Sunway" or "the Company"), a leading provider of hospital logistic automation in China, today announced results for its third quarter 2008 ended September 30, 2008.

For the three months ended September 30, 2008, revenue increased 48.2% to $6,025,075. During this period, we sold 1015 Pneumatic Transportation System ("PTS") workstations, an increase of 15.1% compared to 882 workstations sold in the same period in 2007. We also sold three units of Sunway Automatic Dispensing and Packaging ("SADP") machines, a product we launched in 2008.

Gross profit increased 41.8% to $4,234,600. Our gross margin was 70.3%, 3.2% lower than the gross margin of 73.5% from the same period in 2007. The change in gross margin is mainly due to rises in raw material prices.

Operating income grew 45.1% to $3.2 million compared to approximately $2.2 million for the same period in 2007.

Net income decreased 8.8% to $2.7 million compared to approximately $3.0 million for the same period in 2007. The decrease was primarily due to one-time gain on disposal of investments of approximately $1.3 million in 2007, which decreased to nil in the three months ended September 30, 2008 compared with the same period of 2007.

Total revenue for the nine months ended September 30, 2008 were $14.1 million, compared to $9.7 million for the same period of 2007, representing a 44.7% increase. Gross profit for the first nine months of 2008 increased 42.5% to $9.9 million from $6.9 million for the same period of last year. The gross margin was 70.5%, compared to 71.4% of the same period last year. Net income for the first nine months of 2008 was $6.4 million.

Cash and cash equivalents increased to $16,289,476 as of the nine months ended September 30, 2008, compared to $5,820,100 as of the fiscal year ended December 31, 2007. The increase was mainly due to i) net income increase; ii) $6.5 million investment from warrant J exercised at June 5, 2008; and iii) amortization and depreciation increase.

As of September 30, 2008, total liabilities stood at $1.4 million, while shareholders' equity totaled $37.2 million.

"We are pleased with our strong third quarter results as well as the successful launch of our new SADP system. Despite macro economic slowdown, our business continues to grow as we benefit from Chinese government's continuous investment in healthcare. By leveraging the strong customer base of Sunway's PTS product, we also expect strong contribution from SADP as we increase its market penetration," commented Bo Liu, Chief Executing Officer of Sunway Global.

ABOUT SUNWAY GLOBAL INC.

Sunway Global Inc. (OTC Bulletin Board: SUWG - News), through its wholly owned subsidiaries, is a leading provider of hospital logistic automation in China. Leveraging on its proprietary technologies, Sunway is engaged primarily in the design, manufacture, sale and maintenance services of two product lines: hospital Pneumatic Tube Systems and Sunway Automatic Dispensing and Packaging Systems. It maintains the largest market share in these two segments in China and has an installed base of approximately 200 hospitals in 23 provinces. Sunway has a seasoned management team with a strong focus on standards and technologies. Currently, Sunway has 13 issued patents covering automation and control. Founded in 1971, Sunway is headquartered in Daqing with about approximately 200 employees.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This presentation may contain forward-looking information about Sunway and its wholly owned subsidiary which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Sunway's future performance, operations and products. This and other "Risk Factors" are contained in Sunway's public filings with the SEC.